Exhibit 99.1

FOR IMMEDIATE RELEASE
May  27, 1998

CONTACT:

Ann Greer Rector
Senior Vice President
Chief Financial Officer

    (804)527-5651

Owens & Minor Announces
Columbia/HCA Contract Cancellation

Richmond, Va....Owens & Minor (NYSE-OMI) announced today that Columbia/HCA has informed the company that it is canceling its medical/surgical supply distribution contract.

Owens & Minor's annual sales volume with Columbia/HCA is approximately $360 million or about 11 percent of Owens & Minor's annual sales volume. However, its contribution as a percent of profits is lower than that percentage.

"While Columbia/HCA's decision is very surprising and disappointing to us, we are confident in our company's distinct competitive advantages in supply chain management and our ability to grow profitably," said G. Gilmer Minor, III, chairman, president & CEO, Owens & Minor. "We are analyzing the potential impact of Columbia/HCA's decision on us, and we will work aggressively to replace the business and/or to reduce operating costs accordingly."

Minor added, "We expect that our company will feel the greatest impact from Columbia/HCA's decision in 1999 rather than this year."

The existing contract between Owens & Minor and Columbia/HCA calls for each organization to have a 90-day cancellation clause without cause. It has yet to be determined whether either company will invoke that provision. Owens & Minor's normal contract with Columbia/HCA runs through May 1999.

Owens & Minor, Inc., a Fortune 500 company headquartered in Richmond, Va., is the nation's largest distributor of national branded medical/surgical supplies. The company's distribution centers throughout the United States serve hospitals, integrated healthcare systems and group purchasing organizations. In addition to its diverse product offering, Owens & Minor helps customers control healthcare costs and improve inventory management through innovative services in supply chain management, logistics and technology. For copies of Owens & Minor's news releases, contact Company News On-Call at (800) 758-5804, ext. 667125, for fax-on-demand, or access www.prnewswire.com on the World Wide Web. For more information about Owens & Minor, as well as news releases, visit the company's Web site at www.owens-minor.com.